Exhibit 23.1

Consent of P&E Mining Consultants Inc.

We hereby consent to the use of the name P&E Mining Consultants Inc. and the references to our audits of reserve estimates prepared by Hochschild Mining plc for Minera Santa Cruz S.A., dated March 6, 2015, in the Quarterly Report on Form 10-Q of McEwen Mining Inc. for the fiscal quarter ended March 31, 2015.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-144563, 333-144569, 333-112269, 333-36600, 333-179143, and 333-179144), in the Registration Statement on Form S-3 and any amendments thereto (File No. 333-182192), and in the Registration Statement on Form S-4 (File No. 333-178306) of McEwen Mining Inc.

/s/ Eugene Puritch
Eugene Puritch, P.Eng.
President (on behalf of P&E Mining Consultants Inc.)